At a Special Meeting of Shareholders, on February
19, 2004, shareholders of Delaware Devon Fund (the
"Fund"), a series of Delaware Group Equity Funds I
(the "Trust"), approved the merger of the Fund into Delaware Large Cap Value Fund (formerly
"Delaware Decatur Equity Income Fund"). The description of the proposal and number of shares voted are as follows:


1. To approve or disapprove an Agreement and Plan of Reorganization between the Trust, on behalf of the Fund, and Delaware Group Equity Funds II, on behalf of Delaware Decatur Equity Income Fund
(the "Decatur Equity Income Fund" and currently called "Delaware Large Cap Value Fund"), that provides for: (i) the acquisition of substantially all of the assets, subject to the liabilities, of the Fund in exchange for shares of the Decatur Equity Income
Fund; and (ii) the dissolution of the Fund.



Number of Shares
% of Outstanding Shares

% of Shares Voted
Affirmative
3,53,174.152
46.540%
90.572%
Against
170,903.825
2.232%
4.345%
Abstain
199,983.707
2.612%
5.083%
Total
3,934,061.684
51.384%
100.000%